SCHEDULE 14A
                                 (RULE 14A-101)

                   INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                  PROXY STATEMENT PURSUANT TO SECTION 14(A)
                    OF THE SECURITIES EXCHANGE ACT OF 1934


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|_|  Preliminary Proxy Statement           |_|  Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))
|_|   Definitive Proxy Statement
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|_|   Soliciting Material Pursuant to Rule 14a-12


                            POST PROPERTIES, INC.
               (Name Of Registrant As Specified In Its Charter)

                                JOHN A. WILLIAMS
                                  ROY E. BARNES
                             FRANCIS L. BRYANT, JR.
                                 PAUL J. DOLINOY
                                THOMAS J.A. LAVIN
                                GEORGE R. PUSKAR
                                EDWARD LOWENTHAL
                                 CRAIG G. VOUGHT
                             WILLIAM A. PARKER, JR.
                                    J.C. SHAW
   (Name Of Person(s) Filing Proxy Statement, If Other Than The Registrant)


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

                    [The following materials were posted on
                    WWW.POSTSHAREHOLDERS.COM on May 7, 2003]



                    PROTECT YOUR POST PROPERTIES INVESTMENT
                     VOTE GOLD To RESTORE SHAREHOLDER VALUE


May 7, 2003

Dear Post Properties Shareholders:

Just over thirty years ago, we met John Williams, who told us about his plans to build a company called Post Properties. John had done his homework and his dedication to excellence was clear. The Post Properties name was soon synonymous with quality and its reputation for high standards became well known in the industry.

We chose to become two of the original investors of Post Properties because we believed in John Williams' vision. We still do today.

Since its founding, we have watched Post grow and have seen it succeed. Along with other shareholders, we have participated in its success and benefited from John's leadership.

We recognize the real estate market is going through tough times, but we've seen the shape Post is in relative to its competitors. We are disappointed with Post's poor performance. Now more than ever, Post needs strong and experienced leadership. Sadly, we don't believe the current Board and management are up to the task.

In the mid-1970's, the early 1980's and again in the early 1990's, the Company was subjected to difficult economic times. In each case, John Williams' leadership brought the Company through those times successfully.

Since we met him, we have gotten to know John on a very personal basis as well as a professional one. We can honestly say that he is a person of the highest moral character, totally trustworthy and dependable, and has always delivered on what he has committed.

As original Directors and now as the only two Directors Emeritus of the Company, we are committed to preserving its reputation as one of the top apartment companies in the nation. We owe that to our associates and our customers, and most of all to YOU, the Company's owners.

We believe, through their respective national reputations, the nominees for the Board of Directors proposed by John, and Ed Lowenthal, the well-qualified CEO candidate they have nominated, are tremendous businessmen with considerable real estate experience. They are committed to quality and determined to help build value for all Post shareholders.

We strongly support John and his efforts to bring about changes at Post to improve its performance and protect its future and have granted him our proxies to vote in favor of his slate of independent nominees at the Annual Meeting of Shareholders on May 22nd 2003.

Remember, the future of Post Properties is in your hands and your vote is important. We urge you to vote your GOLD proxy card in support of these outstanding people.

 Sincerely yours,

/s/ J.C. Shaw

/s/ William A. Parker


William A. Parker and J.C (Bud) Shaw


Mssrs. Parker and Shaw were original directors and are longtime shareholders of Post Properties. They are the only two Directors Emeritus of the Company.

Mr. Parker was President of Beck & Gregg Industries and its predecessor company from 1963-77 and is chairman of Comanche Investment Co. He has been a Director of a number of public companies, including Genuine Parts Co. (1969-98), The Southern Company (1973-98), Georgia Power Company (1965-77), ING America Life Insurance Co./Life Insurance Company of Georgia (1965-96), Haverty Furniture Companies (1987-98) and First Union Real Estate Investment Trust (1969-94).

Mr. Shaw was co-Founder and Chairman of Shaw Industries, the largest carpet manufacturer in the world, until 1995; the company went public in 1971. In January 2001, Shaw Industries was sold to Berkshire Hathaway Inc. Mr. Shaw was a Trustee of Georgia Institute of Technology and now serves as Trustee Emeritus. He was past Chairman of the University's National Advisory Board and recipient of the Total Person Award.

Both gentlemen have served as a trustee/director of numerous foundations and civic organizations.

                    PROTECT YOUR POST PROPERTIES INVESTMENT
                     VOTE GOLD To RESTORE SHAREHOLDER VALUE


TEXT OF LETTER TO THE BOARD OF DIRECTORS OF POST PROPERTIES FROM JOHN WILLIAMS

FEBRUARY 20, 2003

To the Board of Directors of Post Properties, Inc.:

     As Chairman, I want to welcome everyone to today's board meeting. We have a lot of regular business issues to discuss today, as well as the special item that we talked about last night - the GID proposal to acquire our company. For a long time, I have discussed with you, both formally and informally, my concerns about the operations of the company, current economic conditions, and our declining stock value. Against this background, and in light of the GID proposal, it is worth reemphasizing what I have said in the past: that it is our duty and obligation as directors of the company to always seek to maximize the full value of our company for our shareholders and unitholders, to the exclusion of any other interest.

     We now have an unsolicited offer letter from GID proposing a business combination between GID and Post Properties. It is incumbent on us to seriously consider this proposal as well as to explore all avenues open to us in order to maximize our value for our shareholders. We must avoid taking action that would be perceived as entrenching the management and directors or otherwise being motivated by parochial concerns of management or the board. Any action taken in response to or following an acquisition proposal would be subject to a high level of scrutiny, and will send a strong signal to our shareholders and unitholders of our attitude toward them and our stewardship of the company. This is particularly true in today's environment of very sensitive scrutiny of corporate governance.

     Amending our bylaws in the manner previously proposed is the very type of action that is inappropriate at this time. Such action will inevitably damage our company's and our own reputations and lead to significant shareholder, unitholder and other criticism of our company and the board.
[Sentence omitted.]

     The amendments will be perceived as entrenchment devices designed to deprive the shareholders of an opportunity to consider proposals for the company. Further, there has not been adequate time for consideration and deliberation, nor does the board have the benefit of sufficient analytic or explanatory materials from the company's management or its counsel as to the rationale for, or the effect of, the proposed bylaw amendments. Nor should the board at this time adopt other defensive strategies or disrupt the company with management changes.

     Clearly, the best way to explore enhancing shareholder and unitholder value is by forming a special committee of independent directors to consider alternatives and to recommend to the board a course of action which will enhance shareholder value. This committee's members should not include management directors, partners in our operating partnership, or directors affiliated with our outside legal firm. The committee should be composed of independent directors whose recommendation to this board will unquestionably be solely in the interest of our shareholders and unitholders. Of course, none of this is to suggest that we should or will accept GID's proposal; indeed, other, more attractive proposals may well be forthcoming. The important thing is that the board should act to create a level playing field in which the most attractive transaction, best for all shareholders and unitholders, can emerge.

     Our company, whatever setbacks we may have recently faced, remains a fine business of which we all can be proud. Regardless of any differences of opinion we may have, I hope we can all agree that the only appropriate course in our continued stewardship of the company is to act without fear or favor in the interests of all of the shareholders and unitholders. And I trust that we will.

Sincerely yours,

/S/ John A. Williams

John A. Williams
Chairman of the Board

      WHEREAS, the Board of Directors has determined that it is in the best interests of Post Properties, Inc. (the "Company") and its shareholders to establish an independent special committee of the Board to explore alternatives to enhance shareholder value;

      RESOLVED, the Board of Directors hereby establishes an Independent Special Committee of the Board to explore all alternatives to enhance shareholder value, and which shall have the authority to investigate and make recommendations to the Board regarding any proposal whether originating in the Committee or presented to the Company or Committee by any person, including any proposal regarding any business combination transaction with the Company and its affiliates, to make recommendations regarding the terms of any such alternatives, and to engage independent legal counsel and financial advisers to assist the committee in such activities, and to report back to the Board as to its progress during March, 2003, and regularly thereafter. The members of such Committee are Messrs. ____________, ____________, and____________.

                    PROTECT YOUR POST PROPERTIES INVESTMENT
                     VOTE GOLD To RESTORE SHAREHOLDER VALUE



FROM THE LETTER TO THE BOARD OF DIRECTORS OF POST PROPERTIES FROM JOHN WILLIAMS


APRIL 22, 2003


VIA FACSIMILE
-------------

The Board of Directors
Post Properties, Inc.
4401 Northside Parkway, Northwest
Atlanta, Georgia 30327-3057

Gentlemen:

      The Board of Directors of Post Properties, Inc....is preventing my exercise of [the] duties imposed on each of us under Georgia law. [Sentence omitted]

      Prior to the Board meeting, I had inquired as to the termination of Greg Fox and Doug Gray. Instead of a full response, Mr. Stockert simply stated that some time toward the end of the week of March 31st, he and Mr. Goddard talked with Messrs. Fox and Gray "about making changes in their areas of the business" because "we felt we needed to upgrade those positions." We were then told for the first time in our April 14th Board meeting that Messrs. Goddard and Stockert "committed to" Messrs. Fox and Gray to have the basic business terms of their severance agreements worked out by them by April 4th. Mr. Stockert stated that he and Mr. Goddard did just that. No meeting of the Board of Directors was held, no meeting of the Compensation Committee or other committee of the Board was held with respect to this matter, and the Board was not even notified that two key executive officers had been summarily fired.

      You will recall that, at our Board meeting last Monday, Mr. Stockert outlined to us for the first time the terms that he and Mr. Goddard agreed to with Messrs. Fox and Gray. I asked what their total severance packages were. Mr. Stockert outlined the packages, which included forgiveness of loans to both Messrs. Fox and Gray (according to the Company's latest proxy statement, the outstanding loans were $810,000 for Mr. Fox and $500,000 for Mr. Gray) and I stated that I believed that those settlements were substantially more than others had been paid. In response to that question by me, Mr. Rice stated that he had asked the same question of Mr. Stockert. Mr. Stockert stated that the settlements with Messrs. Fox and Gray were "consistent" with what had been done for others. He stated that he had looked at what Post did for Byron Carlock, Terry Chapman and "other folks that we have laid off in the last couple of years." I pressed Mr. Stockert further and said that I did not think that Terry Chapman or others got a release from their respective loans. Mr. Stockert specifically stated, "No, we are settling Mr. Chapman's loan the same way that we are proposing here." He stated that Mr. Gray's package had the same structure.

The Board of Directors
April 22, 2003
Page 2

      The last five senior executives to leave the Company were Jeff Harris, Dan Faulk, Bill Leseman, Byron Carlock, and Terry Chapman. Messrs Harris, Faulk, Leseman, Carlock and Chapman had tenures with the Company of 16, 15, 13, 2 and 29 years, respectively. Upon termination, each of these executives had substantial outstanding loans where forgiveness was not granted, but to the contrary, the respective executives either repaid or are expected to repay their respective loans in full. Messrs. Harris, Faulk, Leseman, Carlock and Chapman had outstanding at the time of their respective terminations, loan amounts of $1,000,000; $1000,000; $250,000; $1,000,000 and $250,000, respectively. I note, however, that the Board forgave outstanding amounts under previous unrelated loans to each of Messrs. Harris and Carlock at the time of their termination. Contrary to what we were told at out Board meeting by Mr. Stockert, the severance packages to Messrs. Fox and Gray, based upon their tenures of seven and six years, respectively, are grossly inconsistent and shameful when compared to the severance packages of the above persons.

      I again respectfully request an immediate, independent investigation into the firings of Messrs. Fox and Gray (and any other recent terminations of executive officers), and a report of that investigation back to all of us. As part of that investigation and report, please specifically answer the following questions:

        o   Why, in detail, were Messrs. Fox and Gray fired?

        o What authority did Mr. Goodard have to terminate either Mr. Fox or Mr. Gray without Board approval? Were any directors consulted over these terminations? If so, who was consulted, when and what are the details of those discussions?

        o Why was the Board not immediately notified of such a dramatic and important corporate matter as the firing of the Chief Financial Officer and an Executive Vice President once it occurred?

        o Why were the public shareholders not informed of these firings until the evening of April 9th, approximately a week subsequent to the firings, and then only after my letter of April 9th to the Board?

The Board of Directors
April 22, 2003
Page 3


        o Why were the severance packages for Messrs. Fox and Gray so [generous] compared to the recently terminated executives named above? At any time during the negotiations with Messrs. Fox and Gray regarding their respective severance agreements, did either
            Messrs. Goddard or Stockert consult with John Glover (or any other director) concerning these severance agreements and, if so, I request that the details of those discussions be provided to all directors.

        o Has a search firm been engaged to assist the Company in replacing Messrs. Fox and/or Gray? If so, when, what are the parameters, and for what fee? Will the search for a CFO focus only on candidates with public company experience?

        o   [Sentence omitted]

        o Is there any truth to the rumor that John Mears, an Executive Vice President of the Company, has also been terminated or will otherwise be leaving the Company in the near future with a negotiated severance package? If so, when was Mr. Mears terminated, by whom, upon what authority, and for what reasons? Also, what are the terms or proposed terms of Mr. Mears' severance package?

      Some of you and the Company have asserted that I am "meddling" and asking too many questions. I categorically deny those assertions. Each of us has a duty to the shareholders to ask questions, to insist on openness in our governance, and to remain informed as to what is going on at Post Properties.

                                    Sincerely yours,

                                    /S/ John A. Williams

                                    John A. Williams


cc:  Mr. William A. Parker, Jr.
      Mr. J. C. (Bud) Shaw

                     PROTECT YOUR POST PROPERTIES INVESTMENT
                     VOTE GOLD To RESTORE SHAREHOLDER VALUE



                KEY QUESTIONS FOR POST'S BOARD AND MANAGEMENT
                          SHAREHOLDERS DESERVE ANSWERS
                               Updated May 7, 2003


1. Why are you accusing John Williams of a conflict of interest with respect to his partnership unit holdings while John Glover and Barry Teague, two other directors of Post Properties, hold a comparable or even greater percentage of their Post investment in the form of partnership units?

2. Will Glover and Teague join John Williams in pledging to vote all of their shares and partnership units in favor of an all-cash offer approved by an independent Special Committee of the Board, regardless of any tax consequences to them?

3. Why didn't you explore the $26 proposal received from GID on March 14, 2003?

4. Can you explain your financial analysis justifying your rejection of GID's offer, and your refusal to take them up on their willingness to explore paying potentially more?

5. Given your refusal to explore GID's proposal, what is your plan for restoring operating performance to levels that will result in a share price reflecting a meaningful premium to the $26 per share offer? How long should shareholders wait for this restoration of value?

6. How would you respond to the questions raised by independent analysts and investors who are concerned that they believe Post's stock price will decline if the independent slate is not elected? Will it go back to $22.95, the closing price of Post shares on March 14, 2003, the day the company received the bona fide acquisition proposal?

7. Is Post considering a new compensation arrangement for Bob Goddard? If so, what are the details?

8. What qualifies Goddard for his leadership position - he has never held a position of leadership in a public company, let alone a major publicly traded apartment REIT? Shouldn't shareholders have this material information before the vote?

9. Why have you refused to give any explanation for the firings of Greg Fox, Chief Financial Officer and his direct report, Doug Gray, Executive Vice President, responsible for asset acquisitions and dispositions, two of the top six senior executives of the company? If their performance was so unsatisfactory, why did they receive generous severance packages? Are they required, as part of their severance payments, not to discuss the circumstances of their termination? Why would the company fire Gray only months after promoting him to Executive Vice President?

10. How can you justify paying Fox, a fired employee, a severance package of approximately $1.7 million, and Gray, another fired employee, over $1 million in a severance package, according to our estimates based on the company's public disclosure? Is this also fair to associates of Post, who have been forced to take a 2_ percent cap on salary increases?

11. What revenue management programs will you put in place to stem the tide of declining same store revenue, which remains the worst amongst a peer group of 16 major publicly traded apartment companies?

12. Do you think that conducting over $200 million in asset sales through just one broker, with whom the company has no formal engagement documentation, and no incentive or penalty clauses, demonstrates the company has no proper oversight over the sale process? Why didn't the Board know about this?

13. Is it true, as we have heard from sources within Post as well as from outside investors, that John Mears, EVP of Development and another of the top six executives of the company, is leaving the company? If so, why? If he, too, is gone, that will make 50% of the top management leaving without proper explanation to shareholders. What are you hiding from Postshareholders?